Exhibit 99.1

Contact:

Joseph D. Frehe

Chief Financial Officer

Alloy, Inc.

(212) 329-8347

For immediate release:

Alloy Reports Preliminary Full Year Fiscal 2009 Results

New York, NY – February 24, 2010 —Alloy, Inc. (the “Company”) (NASDAQ: “ALOY”), one of the country’s largest providers of media and marketing programs reaching targeted consumer segments, today reported preliminary, unaudited financial results for its fiscal year ended January 31, 2010 (“fiscal 2009”).

Revenue for fiscal 2009 is expected to be in the range of $204.0 to $206.0 million and “Adjusted EBITDA” (as defined by the Company as operating income (loss) plus depreciation and amortization, non-cash stock-based compensation, and special items) is expected to be in the range of $14.0 to $15.0 million, with both ranges increasing from our previously released guidance on December 2, 2009. Revenue increased in each of the Company’s reporting segments, primarily driven by its AMP Agency, Channel One Alloy Entertainment and Newspaper businesses. This was primarily due to increased promotional spending, incremental ad sales, and higher royalties. Adjusted EBITDA increased primarily due to the increased revenue contribution.

The Company has not yet completed the audit of its fiscal 2009 financial statements. The Company expects to file in late March a more detailed press release regarding its fourth quarter and full year financial results for fiscal 2009 on Form 8-K with an accompanying investor conference call to follow, as well as filing its Form 10-K in April 2010.

About Alloy

Alloy, Inc. (NASDAQ: “ALOY”) is one of the country’s largest providers of media and marketing programs reaching targeted consumer segments. Alloy manages a diverse array of assets and services in interactive, display, direct mail, content production and educational programming. Alloy works with over 1,500 companies including half of the Fortune 200. For further information regarding Alloy, please visit our corporate website at www.alloymarketing.com.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company’s expectations and beliefs regarding the Company’s future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “project” and “intend” and similar expressions are intended to identify such forward-looking statements. The Company’s actual results could differ materially from those projected in the forward-looking statements. Additionally, past results should not be considered to be an indication of the Company’s future performance. Factors that might cause or contribute to such differences include, among others, the Company’s ability to: increase revenues; generate high margin sponsorship and multiple revenue streams; increase visitors to its Web sites and build customer loyalty; develop its sales and marketing teams and capitalize on these efforts; develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: its competition; seasonal sales fluctuations; the uncertain economic and political climate in the United States and throughout the rest of the world and the potential that such climate may deteriorate further; and general economic conditions.

For a discussion of certain of the foregoing factors and other risk factors see the “Risk Factors That May Affect Future Results” section included in the Company’s annual report on Form 10-K/A for the year ended January 31, 2009 and in subsequent filings that the Company makes with the Securities and Exchange Commission. The Company does not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; in millions)

Adjusted EBITDA

The following table sets forth the Company’s expected Adjusted EBITDA for the twelve month period ended January 31, 2010. The Company defines Adjusted EBITDA as net loss adjusted to exclude the following line items and amounts presented in its Statements of Operations: interest income, interest expense, income taxes, depreciation and amortization, stock-based compensation and special items.

The Company uses Adjusted EBITDA, among other things, to evaluate the Company’s operating performance and to value prospective acquisitions. The measure is also one of several components of incentive compensation targets for certain management personnel and is among the primary measures used by management for planning and forecasting future periods. The Company believes that this measure is an important indicator of the Company’s operational strength and performance of its business, because it provides a link between profitability and operating cash flow. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in the industry.

Since Adjusted EBITDA is not a measure of performance calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), it should not be considered in isolation from, nor as a substitute for, net income as an indicator of operating performance. Adjusted EBITDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. As Adjusted EBITDA excludes certain financial information compared to net income, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions that are excluded. As required by the Securities and Exchange Commission, the Company provides below a reconciliation of net loss to Adjusted EBITDA.

	Year Ended January 31, 2010
	Low	High

Net loss	$(4.0)	$(1.0)
Plus (minus)

Income taxes	1.0	(1.0)

Interest income	—	—

Interest expense and other	—	—

Operating loss	$(3.0)	$(2.0)
Plus (minus)

Depreciation and amortization	7.0	7.0

Stock based compensation	5.0	5.0

Special Items	5.0	5.0

Adjusted EBITDA	$14.0	$15.0